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                                                                   Exhibit 10.10






                        FORM OF ASSET TRANSFER AGREEMENT



         THIS ASSET TRANSFER AGREEMENT (this "Agreement") is made and entered into as of September 25, 1997, by and between ELDERTRUST OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership ("Transferee"), and __________ ("Transferor").

         WHEREAS, Transferor is a limited partner in Senior LifeChoice of Paoli, L.P., a Pennsylvania limited partnership (the "Partnership") and owns the limited partnership interests in the Partnership set forth on Schedule 1.1 hereof (the "Interest");

         WHEREAS, Transferor desires to transfer the Interest to Transferee on the terms and conditions set forth;

         WHEREAS, the Partnership owns and operates an assisted living facility known as ___________ (the "Facility"), which Facility consists of the real property described in Exhibit A hereto (the "Real Property"), the improvements thereon and all other real and personal property associated therewith (collectively, the "Property"), all of which other real and personal property is described in Exhibit B hereto; and

         WHEREAS, all capitalized terms not otherwise defined herein shall have the meanings set forth in Article XIII hereof.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, Transferee and Transferor hereby agree as follows:


                                    ARTICLE I
                                  THE TRANSFER

         Subject to the terms and conditions set forth herein, Transferor agrees to transfer to Transferee, and Transferee agrees to acquire from Transferor, the Interest. The transfer of the Interest shall be effected pursuant to the provisions of this Article I and other applicable provisions of this Agreement (the "Transaction").

         1.1 Transfer of Interest. On the Closing Date (as hereinafter defined), in accordance with the terms and conditions set forth herein, Transferor shall transfer to Transferee, and Transferee shall acquire from Transferor, the

Interest and all of Transferor's right, title and interest in and to the Interest (including rights to distributions under the Partnership's agreement of limited partnership that have accrued as of the Closing Date).

         1.2 Purchase Price. The total consideration (the "Purchase Price") to be paid by Transferee to Transferor for the Interest shall be immediately available funds to be paid to Transferor at the Closing in the amount of _____________ ($___________).


         1.3 Closing. The closing of the Transaction (the "Closing") shall occur simultaneously with the closing of the initial public offering (the "IPO") of shares of beneficial interest in ElderTrust, a Maryland real estate investment trust (the "REIT"), provided that if the IPO has not occurred on or before March 31, 1998, this Agreement shall terminate and neither party hereto shall have any further liability to any other party hereto.

                                   ARTICLE II
                             [INTENTIONALLY DELETED]



                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

       Transferee hereby represents and warrants to Transferor as follows:

         3.1 Organization, Power and Authority, and Qualification. Transferee is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Transferee has the requisite power and authority to carry on its respective business as it is now being conducted. Transferee is qualified to do business and is in good standing in each jurisdiction where the character of its property owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a material adverse effect on the business or financial condition of Transferee.

         3.2 Authority Relative to this Agreement. All action of Transferee necessary to authorize the execution, delivery and performance of this Agreement by Transferee has been taken, and no other proceedings on the part of Transferee are necessary to authorize the execution and delivery of this Agreement by Transferee and the consummation by Transferee of the Transaction.

         Neither the execution and delivery of this Agreement by Transferee nor the consummation by Transferee of the Transaction nor compliance by Transferee with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the partnership agreement of Transferee, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other

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instrument or obligation to which Transferee is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Transferee or any of the properties or assets of Transferee.

         3.3 Binding Obligation. This Agreement has been duly and validly executed and delivered by Transferee to Transferor and constitutes a valid and binding agreement of Transferee, enforceable against Transferee in accordance with its terms, except that such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or the rights of creditors of limited partnerships and to general principles of equity.

         3.4 Brokers. Transferee has not employed any broker or finder, or incurred any liability therefor, in connection with the Transaction contemplated by this Agreement.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

       Transferor hereby represents and warrants to Transferee as follows:

         4.1 [INTENTIONALLY DELETED]

         4.2 Authority Relative to this Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by Transferor has been taken, and no other proceedings are necessary to authorize the execution and delivery by Transferor of this Agreement and the consummation by Transferor of the Transaction.

         Neither the execution and delivery of this Agreement by Transferor, nor the consummation by Transferor of the Transaction nor compliance by Transferor with any of the provisions hereof as of the date of the Closing will (i) conflict with or result in any breach of any provisions of the partnership agreement of the Partnership, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, agreement, easement, restriction or other instrument or obligation to which Transferor or the Partnership is a party or by which Transferor or the Partnership or the Property may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Transferor, the Partnership or the Property, except in the case of
(ii) or (iii) for violations, breaches, or defaults (A) which would not in the aggregate have a material adverse effect on the business or financial condition of Transferor, the Partnership, the Transaction or the Property or (B) for which waivers or consents have been obtained or, as listed on Schedule 4.2, will be obtained prior to the date of the Closing.

         4.3 Binding Obligation. This Agreement has been duly and validly executed and delivered by Transferor to Transferee and constitutes a valid and binding agreement of Transferor, enforceable against Transferor in accordance

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with its terms, except that such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or the rights of creditors of corporations and to general principles of equity.

         4.4 Brokers. Transferor has not employed any broker or finder, or incurred any liability therefor, in connection with the Transaction contemplated by this Agreement.

         4.5 Options to Acquire. Transferor has not granted to any person any option, warrant or other right to acquire the Interest, and to Transferor's knowledge, no other person or entity has granted to any person (other than Transferee) any option, warrant or other right to acquire any interest in the Partnership.

         4.6 [INTENTIONALLY DELETED]

         4.7 Title to Property. Transferor has good and marketable title to the Interest, free and clear of any Liens (as hereinafter defined). To Transferor's knowledge, the Partnership has fee simple title to the Real Property and good and valid title to all the Personal Property (as defined on Exhibit B). To Transferor's knowledge, the Property is not subject to any imperfections in title, easements, liens, mortgages, encumbrances, pledges, claims, charges, options, defects, preferential purchase rights or other encumbrances (collectively referred to herein as "Liens") except for the following ("Permitted Liens"):

         (i) Liens for real property taxes and assessments or for fire dues, library dues or similar assessments not yet delinquent;

         (ii) Liens that are not material in character, amount, or extent and do not materially detract from the value, or interfere with the use of, the Partnership's assets subject thereto or affected thereby or otherwise materially impair the business operations being conducted or proposed to be conducted thereon;

         (iii) the Bond Debt (as hereinafter defined); and

         (iv)  Liens shown on Schedule 4.7 hereto.

         4.8 Debt. The Property is subject to mortgage indebtedness described on
Schedule 4.8 hereto (the "Bond Debt"). Schedule 4.8 correctly sets forth the interest rate, maturity date and outstanding amount of the Bond Debt as of the date hereof. Except for the Bond Debt, the Partnership has no material indebtedness other than indebtedness incurred by it in its ordinary course of business. There exists no default, or event which with the passage of time or notice or both would constitute a default with respect to the Bond Debt or any other debt of the Partnership that has not been cured or that would have a material adverse effect on the business or financial condition of the Partnership, the Transaction or the Property. In connection with the Bond Debt, the Trustee thereunder is holding not less than the sum of $912,000 as a debt service reserve (the "Debt Service Reserve Fund") and not less than the sum of $203,000 as an operating reserve (the "Operating Reserve Fund").

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         4.9 Financial Statements. The financial statements of the Partnership attached as Schedule 4.9 hereto (the "Financial Statements") have been prepared from the books and records of the Partnership in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified. The balance sheets in the Financial Statements fairly present the financial condition of the Partnership as of the dates shown, and the income statements in the Financial Statements fairly present the results of operations for the periods indicated.

         4.10 Financial Condition. Since June 30, 1997, there has been no material adverse change in the business or financial condition of the Partnership.

         4.11 Leases. Except as set forth on Schedule 4.11 hereto, there are no leases, tenancies or other rights of occupancy in effect on the date hereof with respect to the Property. Each of the leases referenced in Schedule 4.11 (the "Leases") has been delivered to or made available to Transferee and is presently unamended (or with respect to each such lease that has been amended, all amendments thereto have been delivered or made available to Transferee) and in full force and effect without material default.

         4.12 Contracts. Except for a management agreement for the Facility and service contracts entered into in the ordinary course of business of the operation of the Facility, the Partnership is not a party to and neither Transferor nor the Partnership is bound by any contracts or other understandings, written or oral, that relate to the Interest or the Property, except for contracts or understandings that are not material to the business and operations of the Property (collectively, the "Contracts"). Neither Transferor nor the Partnership nor, to Transferor's knowledge, any other party thereto has breached or defaulted under the terms of any Contract, except for such breaches or defaults that would not have a material adverse effect on the business or operations of the Partnership or the Property.

         4.13 Permits. To the knowledge of Transferor, the Partnership has all such franchises, certificates, licenses, permits and other authorizations from government political subdivisions, regulatory authorities or any other person or entity (collectively "Permits") as are necessary for the ownership, use, operation and licensing of the Property as it is currently being used, except where the failure to possess such Permits would not have a material adverse effect on the business or financial condition of the Partnership or the Property, and to Transferor's knowledge, the Partnership is not in violation of any Permit in any material respect. No notice to, declaration, filing or registration with, or Permit or consent from any governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Transferor or the Partnership in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, and no Permits will in any way be affected by, or terminate or lapse by reason of, the Transaction or any of the other agreements contemplated hereunder or executed herewith.

         4.14. Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to Transferor's knowledge, threatened against Transferor or the Partnership, or any properties or rights of Transferor or the

Partnership, that would have a material adverse effect on the business or financial condition of Transferor or the Partnership, the Transaction or the Property before any court or administrative, governmental or regulatory authority or body, domestic or foreign. None of Transferor, the Partnership, the Interest or the Property is subject to any order, judgment, injunction or decree of any court, tribunal or other governmental authority (other than generally applicable laws, rules and regulations) that would have a material adverse effect on the business or financial condition of the Partnership, the Transaction or the Property.

         4.15 Compliance with Laws. To Transferor's knowledge, the Partnership has not received any written or other actual notice of any violation of any applicable zoning regulation or ordinance, or of any employment, environmental, or other regulatory law, order, regulation or requirement, including applicable subdivision laws, relating to the Property or the business or operations thereon, which remains uncured, and, to Transferor's knowledge, there are no such violations which, individually or in the aggregate, would have a material adverse effect on the business or financial condition of the Partnership or the Property.

         4.16 Taxes. Except for such matters as in the aggregate shall not result in a material adverse effect on the business or financial condition of the Partnership, (i) all tax or information returns required to be filed on or before the date hereof by or on behalf of the Partnership have been filed through the date hereof or will be filed on or before the date of the Closing in accordance with all applicable laws, (ii) there is no action, suit or proceeding pending against, or with respect to, the Partnership or the Property in respect of any tax nor is any claim for additional tax asserted by any such authority, and (iii) all taxes (including related penalties, interest and additional amounts) imposed upon the Partnership and required to be reported on a return required to be filed (without regard to any applicable extensions) on or before the date hereof have been paid or will be paid prior to the delinquency thereof.

         4.17 Insurance. To the knowledge of Transferor, each of the insurance policies with respect to the Property is in full force and effect and all premiums due and payable thereunder have been fully paid when due. To the knowledge of Transferor, the Partnership has not received from any insurance company notice of any material defects or deficiencies affecting the insurability of the Property or notices of cancellation or intent to cancel any such insurance.

         4.18 [INTENTIONALLY DELETED]

         4.19 Utilities. Usable public sanitary and storm sewers, public water, and gas and electrical utilities (collectively, the "Public Utilities"), of adequate capacity for the operation of the Property, are installed in, and are duly connected to, the Property and can be used without any charge except the normal and usual metered charges imposed for such Public Utilities. The Partnership has not been notified of any increase or proposed increase in the charges imposed for such Public Utilities. No amounts due and owing with respect to the Property in connection with utilities, insurance, assessments or other charges customarily prorated in real estate transactions have been outstanding more than 30 days.

         4.20 Environmental. Except as may be revealed in the Phase I Environmental Report prepared for the Property by Roy F. Weston, Inc., dated

June, 1997, (i) no Hazardous Substances are present at, on or under, and there has been no Release of Hazardous Substances from, the Property that require investigation, notification, remediation or response under applicable law, (ii) no liability under or violation of any Environmental Laws or condition that could give rise to such liability or violation exists with respect to the Property, except for liabilities that would not have a material adverse effect on the business or financial condition of the Partnership or the Property, (iii) the Property contains no underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, and no portion of the Property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands; (iv) Transferor has furnished to Transferee accurate and complete information pertaining to the environmental history of the Property and the operations of the Partnership thereon, (v) neither PCBs nor asbestos-containing materials are present on or in the Property, and (vi) no Lien in favor of any person relating to or in connection with any Claim under any Environmental Law has been filed or attached to the Property. The Partnership has not received any notice from any governmental agency or instrumentality having jurisdiction thereof or from any other person of any actual or alleged violation of or liability under any Environmental Laws.

         4.21 Condition of Property. Except as set forth in the structural report prepared for the Property by Burkavage Design, dated June 15, 1997, and from which, to Transferor's knowledge, there has been no material change, there is no material defect in the condition of the Property, the improvements thereon, the structural elements thereof and the mechanical systems therein, nor any material damage from casualty or other cause, nor any soil condition of the Property that will not support all of the improvements thereon without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations, except for any such defect, damage or condition that has been corrected or will be corrected in the ordinary course of the business of the Property as part of its scheduled annual maintenance and improvement program.

         4.22 Pending Assessments and Eminent Domain. Transferor have no knowledge and neither Transferor nor the Partnership has received notice of any pending proceeding for the imposition of any special assessment, or the formation of a special assessment district, or for a condemnation proceeding which would affect in any manner any portion of the Property.

         4.23 [INTENTIONALLY DELETED]

         4.24 Compliance with Law; Approvals.

         (a) The operations of the Partnership have been and, to the date of Closing, will continue to be conducted in compliance with all applicable Laws and regulations, including, without limitation, all laws, regulations, orders and requirements promulgated by any Governmental Authority or relating to consumer protection, equal opportunity, health, health care industry regulation, third-party reimbursement (including Medicare, Medicaid, and workers compensation), environmental protection, fire, zoning and building and occupational safety matters, except for noncompliance that individually or in the aggregate would not and, insofar as may reasonably be foreseen, in the future will not, have a material adverse effect on the business or operations of the Property or either Partnership.

         (b) Neither the Partnership nor Transferor has received notice of any violation (or of any investigation, inspection, audit, or other proceeding by any Governmental Authority involving allegations of any violation) of any applicable Law, or is in material default with respect to any applicable Law and, to the best knowledge of Transferor, no investigation, inspection, audit, or other proceeding by any Governmental Authority involving allegations of violation of any applicable Law is threatened or contemplated.

         (c) There are no physician shareholders of Transferor.

         4.25 Fraud and Abuse Matters

         Neither the Partnership nor the officers, directors, employees or agents of the Partnership or its general partner, have engaged in any activities which are prohibited, or are cause for civil penalties or mandatory or permissive exclusion from Medicare or Medicaid, under ss.ss. 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, the federal Civilian Health and Medical Plan of the Uniformed Services statute ("CHAMPUS"), or the regulations promulgated pursuant to such statutes or regulation, or related state or local statutes or which are prohibited by any private accrediting organization from which the Partnership seeks accreditation or by generally recognized professional standards of care or conduct, including but not limited to the following activities:

         (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

         (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

         (c) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or other State Health Care Program as defined in Section 1128(h) of the federal Social Security Act (together with all regulations promulgated pursuant thereto, the "SSA") or any Federal Health Care Program (as defined in Section 1128B(f) of the SSA) that is (i) for an item or service that the person presenting or causing to be presented knows or should know was not provided as claimed, or (ii) for an item or service and the person presenting knows or should know that the claim is false or fraudulent;

         (d) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring, or to induce the referral of, an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid, or other State Health Care Program or any Federal Health Care Program, or (iii) in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid or other State Health Care Program or any Federal Health Care program; or

         (e) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or other State Health Care Program or Federal Health Care Program certification, or (ii) information required to be provided under SSA ss. 1124A.

         4.26 Medicare/Medicaid Participation

         Neither the Partnership nor any officer, director, agent (as defined in 42 C.F.R. ss. 1001.1001(a)(2)), or managing employee (as defined in SSA ss. 1126(b)) of the Partnership or its general partner (1) has had a civil monetary penalty assessed against it under SSA ss. 1128A; (2) has been excluded from participation under the Medicare program or a State Health Care Program; (3) has been convicted (as that term is defined in 42 C.F.R. ss. 1001.2) of any of the following categories of offenses as described in SSA ss. 1128(a) and (b)(1),
(2), (3):

         (a) criminal offenses relating to the delivery of an item or service under Medicare, Medicaid or any other State Health Care Program or any Federal Health Care Program;

         (b) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service;

         (c) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency;

         (d) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described in (a) through (c) above; or

         (e) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

                                    ARTICLE V
                             [INTENTIONALLY DELETED]



                                   ARTICLE VI
                             [INTENTIONALLY DELETED]





                                   ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF TRANSACTION

         The obligation of Transferee to consummate the Transaction shall be subject to fulfillment (or waiver) at or prior to the date of the Closing of the following conditions:

         7.1 Representations, Warranties and Covenants. The representations, warranties and covenants made by Transferor in this Agreement or in any document delivered by Transferor pursuant to this Agreement shall be true and correct when made and on and as of the date of the Closing as though such representations, warranties and covenants were made on and as of such date.

         7.2 No Material Adverse Change. There shall have been no material adverse change in the value or condition of the Property or the Partnership since the date hereof, except for changes contemplated by this Agreement and changes in the ordinary course of business which do not have a material adverse effect on the business or financial condition of the Transaction, the Partnership or the Property.

         7.3 Title Insurance; Survey. Commonwealth Land Title Insurance Company shall have issued an ALTA owners title insurance policy effective as of the date of the Closing or an unconditional commitment therefor insuring the Partnership's interest in the Property in an amount not less than $2,300,000, in each case with only those exceptions and containing such endorsements as are acceptable to Transferee in its sole and absolute discretion and otherwise acceptable to Transferee in Transferee's sole discretion; in addition thereto, Transferee shall have received a survey for the Real Property that is acceptable to Transferee in Transferee's sole discretion.

         7.4 No Order or Injunction. The consummation of the Transaction shall not have been restrained, enjoined or prohibited by any order or injunction of any court or governmental authority of competent jurisdiction.

         7.5 Consents. All consents listed on Schedule 4.2 and all other consents necessary for the execution and delivery of this Agreement by Transferor and the consummation of the Transaction by Transferor have been obtained.

         7.6 Instruments of Conveyance. Transferor shall have executed and delivered the instruments evidencing conveyance of the Interest referred to in
Section 9.1.

         7.7 Lease. Transferee (or the Partnership) and Genesis Health Ventures, Inc. or an affiliate or subsidiary thereof shall have entered into a lease with respect to the Facility.

         7.8 Occupancy. At least 85% of the units in the Facility shall be occupied as of the Closing Date.

         7.9 Zoning Change. There shall be no pending or threatened zoning change without may affect the Property or any part thereof.

         7.10 Simultaneous Closing. The Transaction shall close simultaneously with the closing under the agreements listed on Schedule 7.10 hereof.

         7.11. Trustee/Bondholder Consent. Eaton Vance, as holder of certain of the bonds issued in connection with the Bond Debt, and, if required, the Trustee under the Bond Debt and A.H. Williams as holder of certain of the bonds (i) shall have consented to the Transaction and to the acquisition of all of the partnership interests in the Partnership by Transferee or its designee, (ii) shall agree and consent to such matters, including, without limitation, any appropriate modifications to the documents and instruments evidencing or securing the Bond Debt (the "Bond Documents") and the prepayment of that portion of the Bond Debt evidenced by the Chester County Industrial Development Authority $250,000 Assisted Living Facility Revenue Bonds (Senior LifeChoice of Paoli, L.P.) Taxable Series 1994B as shall have been requested by Transferee, which agreements and consents shall be on terms and conditions acceptable to Transferee in its sole discretion, (iii) shall have granted such waivers to provisions of the Bond Documents as shall have been requested by Transferee, which waivers shall be on terms and conditions acceptable to Transferee in its sole discretion, (iv) Eaton Vance, as holder of the bonds issued in connection with the Bond Debt, and, if required, the Trustee under the Bond Debt shall have agreed to accept a letter of credit in lieu of the Debt Service Reserve Fund and the Operating Reserve Fund, and (v) shall have agreed to release to the general partner of the Partnership for distribution to the partners of the Partnership all amounts held in all funds and reserves created and existing under the Bond Documents in excess of $1,115,000.



                                  ARTICLE VIII

                           CONDITIONS TO CONSUMMATION
                          OF TRANSACTION BY TRANSFEROR

         The obligation of Transferor to consummate the Transaction shall be subject to fulfillment (or waiver) at or prior to the date of the Closing of the following conditions:

         8.1 Representations, Warranties and Covenants. The representations, warranties and covenants made by Transferee in this Agreement or in any document delivered by Transferee pursuant to this Agreement shall be true and correct in all material respects when made and on and as of the date of the Closing as though such representations, warranties and covenants were made on and as of such date.

         8.2 Consents. All consents necessary for the consummation of the Transaction by Transferee shall have been obtained.

         8.3 IPO Closing. The IPO shall close simultaneously with the Transaction.

         8.4 Simultaneous Closing. The Transaction shall close simultaneously with the closing under the agreements listed on Schedule 7.10 hereof.

         8.5 Payment to General Partner. The general partner of the Partnership shall have received, for distribution to all of the partners of the Partnership, an amount at least equal to all amounts held in all funds and reserves created under the Bond Documents in excess of $1,115,000.


                                   ARTICLE IX
                                   THE CLOSING

         Subject to the terms and conditions of this Agreement, the Closing shall take place promptly after satisfaction or waiver of the conditions set forth in Article VII hereof.

         9.1 Closing Deliveries by Transferor. At Closing, Transferor shall deliver the following:

             (a) one or more written documents of conveyance contributing to Transferee title to the Interest, free and clear of any adverse claim or interest;

             (b) such documents and certificates as Transferee may require to establish the authority of the parties executing any documents in connection with the Transaction including, in the case of any Transferor that is a corporation, partnership, limited liability company or other similar entity (other than a trust or estate), an opinion of counsel, reasonably satisfactory to Transferee, as to the due execution and delivery of such documents;

             (c) such consents as are contemplated by Section 7.5 hereof and
         Section 7.11 hereof;

             (d) a certificate duly executed by Transferor under penalty of perjury setting forth Transferor's address and federal tax identification number and certifying that Transferor is not a "foreign person" in accordance with the provisions of Section 1445 (as may be amended prior to the date hereof) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder;

             (e) such other documents and instruments as Transferee and Transferor agree are necessary or appropriate.

         9.2 Closing Deliveries by Transferee. At Closing, Transferee shall deliver or cause to be delivered the following:

                           (a) the Purchase Price;

                           (b) such other documents and instruments as
                  Transferor and Transferee agree are necessary or appropriate.

         9.3 Closing Costs. Transferee agrees to pay all costs associated with the closing of the acquisition of the Interest by Transferee, including (i) survey costs, (ii) costs of obtaining title insurance policies for the benefit of Transferee, and (iii) except as provided below, all other fees imposed on or in connection with the Transaction. Each party shall pay its own legal fees.

                                    ARTICLE X
                               REMEDIES ON DEFAULT


         10.1 Transferor's Remedies. Except for any breaches waived in writing by Transferor, if Transferee fails to consummate the Transaction when required to do so pursuant to the provisions hereof, then Transferor shall be entitled to terminate this Agreement as the exclusive and sole right and remedy of Transferor (except as provided in this sentence), whereupon this Agreement shall terminate and none of the parties hereto shall have any further obligations to any other party hereto, provided, however that in such event, Transferee shall reimburse Transferor for all reasonable costs incurred by Transferor in connection with the Transaction, provided that the amount to be reimbursed by Transferee shall not exceed Twenty-Five Thousand Dollars ($25,000).

         10.2 Transferee's Remedies. Except for any breaches waived in writing by Transferee, if Transferor has breached any of its covenants or obligations under this Agreement or shall have failed, refused or are unable to consummate the Transaction by the date of the Closing when and as required to do so hereunder, then Transferee shall have the right to bring an action at law or in equity seeking the specific performance of the obligations of Transferor hereunder and in addition thereto or in lieu thereof, Transferee may avail itself of any other remedies available at law or in equity on account of such breach, provided, however, except in the case of a willful failure or refusal of Transferor to consummate the Transaction by the date of Closing or the inability of Transferor to consummate the Transaction by the date of Closing by virtue of an intentional act of Transferor, the amount of money damages that Transferee may recover from Transferor shall not exceed Twenty-Five Thousand Dollars ($25,000).

                                   ARTICLE XI
                                 INDEMNIFICATION


         11.1 Indemnification by Transferor. Transferor hereby indemnifies and agrees to defend and hold harmless Transferee, and its officers, directors, employees, agents and successors and assigns and its general partner and any officers, directors, employees, agents and successors and assigns of such general partners ("Transferee Indemnitees"), from and against any and all demands, claims, actions or causes of action, assessments, expenses, costs, damages, losses and liabilities (including attorneys' fees and other charges) which may at any time be asserted against or suffered by any Transferee Indemnitee, the Property, or any part thereof, whether before or after date of the Closing, as a result of, on account of or arising from (a) subject to
Section 10.2 above, the failure of Transferor to perform any of his, her or its obligations hereunder or, to the extent provided in Section 13.1, the breach by Transferor of any of his, her or its representations and warranties hereunder,
(b) events, contractual obligations, acts or omissions of Transferor or the Partnership that occurred in connection with the ownership or operation of the Property prior to the Closing, (c) damage to property or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the operation of the Property at any time or times prior to the Closing, or (d) any obligation, claim, suit, liability, contract, agreement, debt or encumbrance created, arising or accruing prior to the date of the Closing, regardless of when asserted, relating to the Property or its operation, including, without limitation, any and all liabilities for federal or state income taxes or other taxes, which shall not have been set forth or specifically described in this Agreement or the Schedules and the Exhibits hereto. The obligations of Transferor under this Section 11.1 shall survive the Closing.


         11.2 Indemnification by Transferee. Transferee hereby indemnifies and agrees to defend and hold harmless Transferor, and its successors and assigns ("Transferor Indemnitees"), from and against any and all demands, claims, actions or causes of action, assessments, expenses, costs, damages, losses and liabilities (including attorneys' fees and other charges) which may at any time be asserted against or suffered by any Transferor Indemnitee, the Property, or any part thereof, whether before or after the date of the Closing, as a result of, on account of or arising from (a) subject to Section 10.1 above, the failure of Transferee to perform any of its obligations hereunder or, to the extent provided in Section 13.1, the breach by Transferee of any of its representations and warranties made herein, (b) events, contractual obligations, acts or omissions of Transferee that occurred in connection with the ownership or operation of the Property prior to the Closing or (c) damage to property or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the operation of the Property at any time or times prior to the Closing. The obligations of Transferee under this Section 11.2 shall survive the Closing.




                                   ARTICLE XII
                             [INTENTIONALLY DELETED]

                                  ARTICLE XIII
                               GENERAL PROVISIONS

         13.1 Survival of Liability with Respect to Representations and Warranties. (a) It is the express intention and agreement of the parties that the representations and warranties of Transferor set forth in Article IV of this Agreement and the representations and warranties of Transferee set forth in
Article III of this Agreement shall survive the consummation of the Transaction for a period of one (1) year from the date of the Closing except that the representations and warranties of Transferor set forth in Section 4.20 of this Agreement shall survive the consummation of the Transaction for a period of three (3) years from the date of the Closing. Such representations and warranties shall expire and be terminated and extinguished forever at the expiration of the applicable period. Any written notice given within such period setting forth a claim must set forth the nature and details of the claim with specificity.

         (b) Any liability of Transferor to Transferee pursuant to this Section
13.1 shall not exceed twenty percent (20%) of the value of the Purchase Price pursuant to this Agreement.

         13.2 Notices. All notices, demands, requests or other communications which may be or are required to be given or made by either Transferor or Transferee to the other pursuant to this Agreement shall be in writing and shall be hand delivered or transmitted by certified mail, express overnight mail or delivery service, telegram, telex or facsimile transmission to the parties at the following addresses:

          If to Transferor:    ___________________

                              ___________________

                              ___________________

                              ___________________



          If to Transferee:   Eldertrust Operating Limited Partnership
                              c/o ElderTrust Realty Group, Inc., General Partner
                              415 McFarlan Road
                              Suite 202
                              Kennett Square, Pennsylvania  19348
                              Attention:  Edward B. Romanov, Jr.
                                          President and Chief Executive Officer
                              Telecopier: (610) 925-0815

or such other address as the addressee may indicate by written notice to the other party.

         Each notice, demand, request or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the delivery receipt, the affidavit of messenger or (with respect to a telex) the answerback being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         13.3 Governing Law. This Agreement, the rights and obligations of the parties hereto and any claims or disputes relating thereto shall be governed by and construed under the laws of the Commonwealth of Pennsylvania (but not including the choice of law rules thereof).

         13.4 Benefit and Assignment. No party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Transferor (if the assignor is Transferee) or Transferee (if the assignor is Transferor), which consent shall not be unreasonably withheld, and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect, except that (i) Transferee may assign this Agreement and its rights hereunder, to a corporation, partnership, limited liability or other entity of which the entire ownership interest is owned directly or indirectly by Transferee without the consent of Transferor; no such assignment shall relieve Transferee of its obligations hereunder and (ii) Transferee may designate one or more entities to acquire a portion of the Interest.

         This Agreement shall be binding upon and shall inure to the benefit to the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

         13.5 Severability. If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said agreement so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

         13.6 Entire Agreement; Amendment. This Agreement and the Exhibits and Schedules attached hereto (each of which shall be deemed incorporated herein and made a part hereof) contain the final and entire agreement between the parties hereto with respect to the Transaction and are intended to be an integration of all prior negotiations and understandings. Transferor and Transferee shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained or referred to herein or therein. No amendment, change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

         13.7 No Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         13.8 Power of Attorney. By executing this Agreement pursuant to a Letter of Acceptance, Transferor is constituting and appointing each of Edward
B. Romanov, Jr. and D. Lee McCreary, Jr., individually, with full power of substitution, the true and lawful attorney-in-fact (the "Attorney") of Transferor, with full power and authority in the name of and for and on behalf of Transferor, to execute an instrument of conveyance contributing his, her or its Interest to Transferee pursuant to the terms set forth in this Agreement, and to execute any other instruments that Transferee reasonably deems necessary or appropriate in connection with the contribution of the Interest pursuant to this Agreement.

         13.9 Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         13.10 [INTENTIONALLY DELETED]

         13.11 Confidentiality. Transferee and Transferor agree not to make any public announcement about the Transaction without the prior written consent of the other party. Notwithstanding the foregoing, the Transaction, the terms and conditions of this Agreement may be described in any registration statement or other document filed by the REIT with the United States Securities and Exchange Commission (the "SEC") and a copy of this Agreement may be filed with the SEC.


                                   ARTICLE XIV
                               CERTAIN DEFINITIONS


         For the purposes of this Agreement, the following terms shall have the following meanings:

         "Claims" means all demands, claims, actions or causes of action, assessments, losses, damages (including, without limitation, diminution in value), liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and disbursements.

         "Environmental Laws" means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the generation, production, installation, use, storage, treatment, transportation, release, threatened release or disposal of Hazardous Materials. noise control, or the protection of human health or safety, natural resources or the environment.

         "Governmental Authority" means any nation, government, state, municipality or any political subdivision of any nation, government, state or municipality, including any court of other entity exercising executive, legislative, regulatory, judicial or administrative functions of, or pertaining to, government.

         "Hazardous Materials" means any wastes, substances, radiation or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as "pollutants," "contaminants," "hazardous materials," "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," "solid wastes," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (iv) without limitation, which contain polychlorinated biphenyls
(PCBs), asbestos and asbestos-containing materials, lead-based pains, urea-formaldehyde foam insulation and petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (v) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions.

         "Laws" means all foreign, federal, state and local statutes, laws ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, common law rulings, awards, (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and Assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

         "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Materials from any source (including, without limitation, the Real Property and property adjacent to the Real Property) into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems at, on, from, above or under the Real Property.

                  IN WITNESS WHEREOF, Transferee has caused this Agreement to be duly executed and delivered on its behalf and Transferor has executed a separate Letter of Acceptance agreeing to be bound by the terms of this Agreement as of the date first above written.

                                   TRANSFEREE:

                                   ELDERTRUST OPERATING LIMITED
                                   PARTNERSHIP

                                   By:    ElderTrust Realty Group, Inc.


                                          By:    ____________________
                                                 Name: ____________________
                                                 Title:____________________

                       [PARTNER COUNTERPART SIGNATURE PAGE

         Please sign exactly as your name appears on the previous page. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.

            If by an individual on behalf of himself or herself:

            ____________________________________________________________
            Signature of Partner                          Date

            ____________________________________________________________
            Signature of Co-Owner, if any                 Date



            If on behalf of an entity, or as Trustee, Custodian or
            Partner:

            ____________________________________________________________
            Print Name of Entity or capacity in which executed

            ____________________________________________________________
            Signature of Officer, Trustee, Custodian or Partner

Individual Acknowledgment
-------------------------


STATE OF                            )
                                    :  SS.
COUNTY OF                           )

         On the _______ day of _________________ 1997, before me personally came ____________________________________________________, to me known and known to me to be the individual described in the foregoing instrument, and acknowledged that he executed the same.

                                               ________________________________
                                                         Notary Public

Trustee Acknowledgment
----------------------


STATE OF                            )
                                    :  SS.
COUNTY OF                           )


         On the _______ day of _________________ 1997, before me personally came _____________________________, to me known, who being by me duly sworn, did depose and say that he resides at ______________________________, that he is Trustee for ____________________________________________________________________
_______________________________________________________________, the trust described in and which executed the foregoing instrument, and that he signed his name thereto on behalf of said trust.

                                                     ___________________________
                                                            Notary Public

Corporate Acknowledgment
------------------------


STATE OF                            )
                                    :  SS.
COUNTY OF                           )


         On the ____ day of ______ 19__, before me personally came ______________________, to me known, who being by me duly sworn, did depose and say that he resides at _________________________________________________________
____________________________________________, that he is _______________________
__________________________________, of ____________________________, a _________
___________________ corporation, which executed the foregoing instrument, and that he signed his name thereto on behalf of said corporation by order of the board of directors of said corporation, and as the act and deed of said of corporation for the uses and purposes of therein mentioned.



                                                     ___________________________
                                                            Notary Public

Partnership Acknowledgment
--------------------------


STATE OF                            )
                                    :  SS.
COUNTY OF                           )


         On the ____ day of ________________ 1997, before me personally came _________ ______________________, to me known, who being by me duly sworn, did depose and say that he resides at ______________________________, that he is ________________________ of ___________ ____________________________, a
partnership, which executed the foregoing instrument, and that he signed his name thereto on behalf of said partnership, and as the act and deed of said partnership for the uses and purposes of therein mentioned.



                                                     ___________________________
                                                            Notary Public

                                EXHIBIT SCHEDULE



                                               Cash
        Partner                               Amount                    Interest
        -------                               ------                    --------
Senior LifeChoice of Paoli, LP:
   Kenneth Kuhnle                            $42,000                     1.5% LP
   Meyers Partnership                         84,000                     3.0% LP
   Anne Searle                                42,000                     1.5% LP
   Harry J. Sniscak                           42,000                     1.5% LP
   Gregory M. Stevens, as                     21,000                     .75% LP
   custodian for
   Julia M. Stevens
   Gregory M. Stevens, as                     21,000                     .75% LP
   custodian for
   Katherine M. Stevens
   Tigh Investments                           42,000                     1.5% LP
   Tigh Investments                           42,000                     1.5% LP
Senior LifeChoice of Kimberton, LP:
   Meyers Partnership                         78,000                     2.5% LP
   Gregory M. Stevens                         39,000                    1.25% LP
   Vogenberg Family Limited                   39,000                    1.25% LP
   Partnership